FOURTH AMENDMENT AND WAIVER TO CREDIT AGREEMENT

      THIS FOURTH AMENDED AND WAIVER TO CREDIT AGREEMENT (the "Fourth Amendment") made this _____ day of June, 2001 between DISC GRAPHICS, INC., a Delaware corporation, having its principal place of business at 10 Gilpin Avenue, Hauppauge, New York 11788 ("Borrower"), and THE DIME SAVINGS BANK OF NEW YORK, FSB, a New York banking organization, having an office at 1377 Motor Parkway, Islandia, New York 11788 (the "Bank").

W I T N E S S E T H :

      WHEREAS, the Borrower and the Bank entered into a Credit Agreement dated as of the 1st day of December, 1998 as amended by certain amendments thereto dated July 1, 1999, February 25, 2000 and September 20, 2000 (hereinafter, the "Credit Agreement"); and

      WHEREAS, certain Events of Default have occurred under the Credit Agreement; and

      WHEREAS, the Borrower has requested that the Bank (i) waive the Events of Default and (ii) agree to certain amendments to the Credit Agreement and the Bank has agreed to do so, subject to the execution and delivery of, and subject to the terms and conditions of, this Fourth Amendment.

      NOW, THEREFORE, in consideration of Ten ($10.00) Dollars and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Borrower and the Bank do hereby agree as follows:

      1.  Defined Terms.   As used in this Fourth Amendment, capitalized terms, unless otherwise defined, shall have the meanings set forth in the Credit Agreement.

      2.  Representations and Warranties.   As an inducement for the Bank to enter into this Fourth Amendment, the Borrower represents and warrants as follows:

           A.   That with respect to the Credit Agreement and the other Loan Documents executed in connection therewith and herewith:

(i) There are no defenses or offsets to the Borrower's obligations under the Credit Agreement, as in effect prior to the effectiveness of this Fourth Amendment or as amended hereby, the Note, any of the other Loan Documents or any other agreements in favor of the Bank referred to in the Credit Agreement, and if any such defenses or offsets exist without the knowledge of the Borrower, the same are hereby waived.

(ii) All of the representations and warranties made by the Borrower in the Credit Agreement, as in effect prior to the effectiveness of this Fourth Amendment or as amended hereby, are true and correct in all material respects as if made on the date hereof, except for those made with respect to a particular date, which such representations and warranties are true and correct as restated as of such date.

(iii) The outstanding aggregate principal balance of the Revolving Credit Loans as evidenced by the Revolving Credit Note is $11,200,000.00 and interest has been paid through June 1, 2001.

     3.  Waiver.   The Bank hereby waives, effective upon the effectiveness of this Fourth Amendment, the following existing Events of Default:

          (a)   The failure of the Borrower to comply with the provisions of Section 10.01 of the Credit Agreement (Net Income) for the fiscal quarter ended December 31, 2000.

          (b)   The failure of the Borrower to comply with the provisions of Section 10.04 of the Credit Agreement (Debt Coverage Ratio) for the fiscal quarter ended December 31, 2000.

          (c)   The failure of the Borrower to comply with the provisions of Section 10.05 of the Credit Agreement (Total Funded Debt to EBITDA Ratio) for the fiscal quarter ended December 31, 2000.

      4.  Amendment. The Credit Agreement is hereby amended and restated to read in its entirety as follows:

      AMENDED AND RESTATED CREDIT AGREEMENT, amended and restated as of June __, 2001 between Disc Graphics, Inc., 10 Gilpin Avenue, Hauppauge, New York 11788, a Delaware corporation ("Borrower") and The Dime Savings Bank of New York, FSB, 1377 Motor Parkway, Islandia, New York 17788 (the "Bank").

ARTICLE 1.   DEFINITIONS; ACCOUNTING TERMS.

      Section 1.01.   Definitions.   As used in this Agreement, the following terms have the following meanings:

      "Additional Costs" shall have the meaning given to that term in Section 5.01 hereof.

      "Affiliate" means, with respect to any Person, any Person (a) that directly or indirectly controls, or is controlled by, or is under common control with, such Person, (b) that directly or indirectly beneficially owns or holds 5% or more of any class of voting stock of such Person, (c) 5% or more of the voting stock of which is directly or indirectly beneficially owned or held by such Person, (d) which is a partnership or limited liability company in which such Person is respectively a general partner or manager or (e) who is among such Person's officers, directors joint venturers, managers or partners. The term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise.

      "Aggregate Outstandings" means, at a particular time, the aggregate outstanding principal balance of all Revolving Credit Loans.

      "Agreement" means this Credit Agreement, as amended or supplemented from time to time.

      "Amortization" means amortization as determined in accordance with GAAP.

      "Available Overadvance" means the amounts set forth below for the periods set forth below:

Period	Available Overadvance

Fourth Amendment Closing Date through 6/30/01	$2,250,000

7/1/01 through 9/30/01	$2,000,000

10/1/01 through 12/31/01	$1,000,000

1/1/02 and thereafter	$ 750,000

     "Bank" means The Dime Savings Bank of New York, FSB and its successors and assigns.

     "Banking Day" means any day on which commercial banks are not authorized or required to close in New York State.

     "Blocked Account" shall have the meaning given such term in Section 4.05 of this Agreement.

     "Blocked Account Agreement" shall have the meaning given such term in Section 4.05 of this Agreement.

      "Borrowing Base" means at any time an amount equal to the sum of (i) eighty five (85%) percent of Eligible Accounts Receivable plus (ii) the lesser of (x) fifty (50%) percent of Eligible Inventory or (y) $3,000,000 plus (iii) the amount (at the date of determination) of the Eligible Tax Refund (as it is reduced from time to time pursuant to the provisions of the definition of "Eligible Tax Refund") plus (iv) the Available Overadvance. The Bank reserves the right, in its sole discretion, to adjust the advance rate for Eligible Accounts Receivable or Eligible Inventory.

     "Borrowing Base Certificate" means a certificate, in the form approved by the Bank, evidencing the Borrowing Base, with appropriate calculations therefor.

     "Capital Lease" means any lease which is required to be capitalized on the balance sheet of the lessee in accordance with GAAP.

     "Code" means the Internal Revenue Code of 1986, as amended from time to time.

     "Collateral" means all personal property of Borrower and its Subsidiaries, whether now existing or hereafter arising, which is subject or which is to be subject to the Liens granted by the Security Agreement.

     "Contemporary" means Contemporary Color Graphics, Inc.

     "Contemporary Subordinated Debt" means the Subordinated Debt owing by the Borrower to Contemporary, consisting of (i) the debt of Borrower to Contemporary evidenced by the Borrower's Promissory Note dated July 1, 1999 in the original principal amount of $1,000,000, (ii) the debt of Borrower to Contemporary evidenced by Borrower's Convertible Debenture dated July 1, 1999 in the original principal amount of $600,000, and (iii) the debt of Borrower to Contemporary evidenced by Borrower's Supplemental Note dated July 1, 1999 in the original principal amount of $1,000,000.

     "Contemporary Subordination Agreement" means the Subordination Agreement dated July 1, 1999 given to the Bank's predecessor, KeyBank National Association by Contemporary.

      "Contemporary Subordination Documents" means, collectively, (i) the Contemporary Subordination Agreement, (ii) the Borrower's Promissory Note dated July 1, 1999 in the original principal amount of $1,000,000, (ii) the Borrower's Convertible Debenture dated July 1, 1999 in the original principal amount of $600,000, and (iii) the Borrower's Supplemental Note dated July 1, 1999 in the original principal amount of $1,000,000.

     "Current Assets" means, at a particular date, all amounts which would, in accordance with GAAP, be included under current assets on a consolidated balance sheet of Borrower and its Subsidiaries as at such date.

     "Current Liabilities" means, at a particular date, all amounts which would, in accordance with GAAP, be included under current liabilities on a consolidated balance sheet of Borrower and its Subsidiaries as at such date including, without limitation, (a) all obligations payable on demand or within one year after the date in which the determination is made and (b) installment and sinking fund payments required to be made within one year after the date on which determination is made, but excluding all such liabilities or obligations which are renewable or extendable at the option of Borrower to a date more than one year from the date of determination.

     "Current Ratio" means the ratio of (a) Current Assets of Borrower and its Subsidiaries, on a consolidated basis to (b) Current Liabilities (excluding the outstanding principal amount of Revolving Credit Loans if, at the time of determination, such principal amount is classified as a Current Liability) of Borrower and its Subsidiaries, on a consolidated basis.

     "Debt" means, with respect to any Person (a) indebtedness of such Person for borrowed money, (b) indebtedness for the deferred purchase price of property or services, (c) the face amount of any outstanding letters of credit issued for the account of such Person, (d) obligations arising under acceptance facilities, (e) guaranties, endorsements (other than for collection in the ordinary course of business) and other contingent obligations to purchase, to provide funds for payment, to supply funds to invest in any Person, or otherwise to assure a creditor against loss, (f) obligations secured by any Lien on property of such Person, (g) obligations of such Person as lessee under Capital Leases and (h) indebtedness of such Person evidenced by a note, bond, indenture or similar instrument.

     "Default" means any event which with the giving of notice or lapse of time, or both, would become an Event of Default.

      "Default Rate" means, with respect to the principal of any Loan and, to the extent permitted by law, any other amount payable by Borrower under this Agreement or the Note a rate per annum equal to 2% above the rate of interest otherwise applicable to such Loan or other amount.

     "Depreciation" means depreciation as determined in accordance with GAAP.

     "Dividends" means, for any period, dividends paid by Borrower or any Subsidiary during such period.

     "EBITDA" means, for any period, the sum of (a) Net Income, (b) income taxes paid or payable to any government or government instrumentality, (c) all Interest Expense paid or accrued on any Debt, (d) Depreciation and (e) Amortization during such period.

     "Eligible Accounts Receivable" means those accounts receivable (net of the pre-billed reserve) of the Borrower which (i) arise in the ordinary course of business, (ii) are subject to a first, perfected security interest of the Bank and (iii) are evidenced by an invoice or other documentary evidence reasonably satisfactory to the Bank provided, however no account receivable shall be an Eligible Account Receivable if:

      (a)     it arises out of a sale made by the Borrower to an Affiliate of the Borrower or to a Person controlled by such an Affiliate;

      (b)     it remains due is unpaid more than one hundred twenty (120) days after its date of invoice (including 120 day credits);

      (c)     the account receivable is from an account debtor of which fifty (50%) percent or more of such account debtor's accounts receivable are otherwise ineligible hereunder;

      (d)      any covenant, representation or warranty contained in this Agreement or any other Loan Document with respect to such account receivable has been breached;

      (e)     the account debtor has commenced a voluntary case under the federal bankruptcy laws, as now constituted or hereafter amended, or made an assignment for the benefit of creditors, or a decree or order for relief has been entered by a court having jurisdiction in the premises in respect of the account debtor in an involuntary case under any state or federal bankruptcy laws, as now constituted or hereafter amended, or if any other petition or other application for relief under any state or federal bankruptcy law has been filed against the account debtor, or if the account debtor has failed, suspended business, ceased to be solvent, called a meeting of its creditors, or consented to or suffered a receiver, trustee, liquidator or custodian to be appointed for it or for all or a significant portion of its assets of affairs;

      (f)     the sale to the account debtor is on a guaranteed sale, sale-and-return, sale on approval, consignment or any other repurchase or return basis or is evidenced by chattel paper;

      (g)     the account debtor is the United States of America, any state or any department, agency or instrumentality of the United States of America or any state;

      (h)     the account debtor is not domiciled in the United States;

      (i)     the goods giving rise to such account receivable have not been shipped and delivered to or have been rejected by the account debtor or the services giving rise to such receivable have not been performed by the Borrower or have been rejected by the account debtor or the account receivable otherwise does not represent a final sale;

      (j)     the account debtor is also a creditor or supplier of the Borrower or has disputed liability, or has made any claim with respect to any other account receivable due to the Borrower, or the account receivable otherwise is or may become subject to any right of set-off;

      (k)     the Borrower has made any agreement with the account debtor for any deduction therefrom, (except for discounts or allowances made in the ordinary course of business for prompt payment, all of which discounts or allowances are reflected in the calculation of the face value of each respective invoice related thereto) provided, that only the amount of any such deduction shall be ineligible pursuant to this clause (k);

      (l)     any return, rejection or repossession of the merchandise has occurred;

      (m)     such account receivable is not payable to the Borrower; or

      (n)     the Bank, in its sole discretion in a reasonable manner, believes that collection of such account receivable is insecure or that such account receivable may not be paid by reason of the account debtor's inability to pay, or the accounts receivable of the account debtor exceed a credit limit determined by the Bank, in good faith and in the exercise of its discretion in a reasonable manner, provided that only the amount of such excess shall be ineligible.

      "Eligible Inventory" means the gross amount of Borrower's inventory located in the United States of America, less any (a) damaged, obsolete or unsalable goods, (b) goods to be returned to Borrower's suppliers, (c) goods in transit to Borrower, (d) rental or consigned inventory, (e) inventory located at facilities where the Bank has not been granted a perfected security interest and (f) inventory subject to Borrower's obsolescence reserve in accordance with GAAP. If any inventory is moved to a location where, under applicable law, the Bank's security interest therein becomes unperfected as a result, provided it meets the other requirements set forth in this definition, such inventory shall become Eligible Inventory 91 days after the date on which the Bank's security interests are perfected under applicable law.

      "Eligible Tax Refund" means the amount of the Borrower's expected federal income tax refund for the tax year ended December 31, 2000, as evidenced by the Borrower's December 31, 2000 financial statements, provided that the Eligible Tax Refund shall be reduced, dollar for dollar, by the amount of any such refund actually received by the Borrower, and further provided that the Eligible Tax Refund shall in no event exceed $1,350,000.

      "Environmental Laws" means (i) the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA"), (ii) the Resource Conservation and Recovery Act ("RCRA"), (iii) the Federal Water Pollution Control Act, (iv) the Clean Air Act, (v) the Toxic Substances Control Act, (vi) the Safe Drinking Water Act, (vii) the Occupational Safety and Health Act of 1970, and (viii) the New York State Environmental Conservation Law ("ECL"), Articles 1 through 71, (ix) the Hazardous Material Transportation Act, and (x) any so-called federal, state or local "Superfund" or "Superlien" laws and (b) any and all other laws, rules or regulations, relating to or imposing liability, including without limitation (i) strict liability, (ii) standards of conduct concerning hazardous materials, (iii) protection of the environment (including, without limitation, air, surface water, ground water, or soil), including, without limitation, any of the same relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances or wastes.

      "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, including any rules and regulations promulgated thereunder.

      "ERISA Affiliate" means any corporation or trade or business which is a member of the same controlled group of corporations (within the meaning of Section 414(b) of the Code) as Borrower or is under common control (within the meaning of Section 414(c) of the Code) with Borrower.

      "Event of Default" has the meaning given such term in Section 11.01.

      "Extension and Modification Fee" means the fee described in Section 2.09(b) hereof.

      "Facility Fee" means the fee described in Section 2.09(a) hereof.

      "Field Examination" means an examination of the accounts receivable and inventory of the Borrower and all other Collateral subject to the Lien of the Security Agreement(s), and all books and records and other information relating thereto, financial or otherwise, to be performed by employees or other representatives of the Bank.

      "Forfeiture Proceeding" means the commencement of any prejudgment action or proceeding affecting Borrower or any of its Subsidiaries pursuant to any statute, rule or regulation which permits any governmental agency or instrumentality to obtain a prejudgment seizure or forfeiture of any of their property.

      "Fourth Amendment" means the Fourth Amendment and Waiver to Credit Agreement, dated as of June ___, 2001, between the Borrower and the Bank.

      "Fourth Amendment Closing Date" means the date the Fourth Amendment has been executed by Borrower and the Bank and all conditions precedent to the effectiveness of the Fourth Amendment have been satisfied.

      "GAAP" means generally accepted accounting principles in the United States of America as in effect from time to time, applied on a basis consistent with those used in the preparation of the financial statements referred to in Section 7.05.

      "Graphcorr, LLC" means Graphcorr, LLC, previously known as Micro Flutes, LLC, a Delaware limited liability company.

      "Guaranty" means the Guaranty in the form of Exhibit B executed by each of the Guarantors, secured by a Security Agreement.

      "Guarantor Confirmation Agreement" means the Guarantor Confirmation Agreement in the form of Exhibit B-1, to be executed by each of the Guarantors.

      "Guarantors" means Four Seasons Litho, Inc., Disc Graphics Label Group, Inc., and Cosmetic Sampling Technologies, Inc., each a Subsidiary of Borrower and each a party to the Guaranty and the Guaranty Confirmation. Guarantors shall include each future Subsidiary which is required to become a party to the Guaranty in accordance with Section 9.10 hereof.

      "Hazardous Substance" means any substance, waste or material regulated under by any Environmental Law, and any substance which, due to its toxicity or reactivity (as determined by any court, governmental or regulatory authority or agency having jurisdiction or interpretative power thereon), poses a threat to human health or the environment, including, but not limited to, all materials, wastes, substances, pollutants and contaminants from time to time defined or classified as such under any Environmental Law.

      "Interest Expense" means interest expense of Borrower and its Subsidiaries on a consolidated basis for a particular period as reflected in its financial statements and calculated in accordance with GAAP.

      "Lien" means any lien (statutory or otherwise), security interest, mortgage, deed of trust, priority, pledge, charge, conditional sale, title retention agreement, Capital Lease or other encumbrance or similar right of others, or any agreement to give any of the foregoing.

      "Loan" means any loan made by the Bank pursuant to Section 2.01 hereof.

      "Loan Documents" means this Agreement, the Note, the Guaranty, the Guarantor Confirmation Agreement, the Security Agreements, the Security Agreement Confirmations, the Notice of Borrowing and all other documents or instruments executed in connection herewith or therewith.

      "Multiemployer Plan" means a Plan defined as such in Section 4001(a)(3) of ERISA to which contributions have been made by Borrower or any ERISA affiliate and which is covered by Title IV of ERISA.

      "Net Income" means, with respect to any entity for any period, such entity's net income after taxes for such period as reflected on such entity's financial statements.

      "Net Worth" means, at any particular date, the amount of the excess of Total Assets over Total Liabilities which would, in accordance with GAAP, be included under shareholders' equity on a consolidated balance sheet of Borrower and its Subsidiaries as at such date.

      "Note" mean the Revolving Credit Note.

      "Notice of Borrowing" means the document signed by an officer of Borrower in the form annexed as Exhibit F.

      "Original Closing Date" shall mean February 26, 1997.

      "PBGC" means the Pension Benefit Guaranty Corporation and any entity succeeding to any or all of its functions under ERISA.

      "Person" means an individual, partnership, corporation, business trust, joint stock company, trust, limited liability company, unincorporated association, joint venture, governmental authority or other entity of whatever nature.

      "Plan" means any employee benefit or other plan established or maintained, or to which contributions have been made, by Borrower or any ERISA Affiliate and which is covered by Title IV of ERISA or to which Section 412 of the Code applies provided that such term shall not include plans terminated prior to the date hereof.

      "Prime Rate" means that rate of interest from time to time determined or announced by the Bank at its Principal Office from time to time as its prime lending rate. The Prime Rate is not necessarily the lowest rate of interest charged by the Bank on loans or other credit relationships.

      "Principal Office" means the principal office of the Bank.

      "Regulation D" means Regulation D of the Board of Governors of the Federal Reserve System as the same may be amended or supplemented from time to time.

      "Regulation T" means Regulation T of the Board of Governors of the Federal Reserve System as the same may be amended or supplemented from time to time.

      "Regulation U" means Regulation U of the Board of Governors of the Federal Reserve System as the same may be amended or supplemented from time to time.

      "Regulation X" means Regulation X of the Board of Governors of the Federal Reserve System as the same may be amended or supplemented from time to time.

      "Regulatory Change" means any change after the date of this Agreement in federal, state, municipal or foreign laws or regulations (including Regulation D) or the adoption or making after such date of any interpretations, directives or requests applying to a class of banks including the Bank of any federal, state, municipal or foreign laws or regulations (whether or not having the force of law) by any court or governmental or monetary authority charged with the interpretation or administration thereof.

      "Reportable Event" means any of the events set forth in Section 4043(b) of ERISA as to which events the PBGC by regulation has not waived the requirement of Section 4043(a) of ERISA that it be notified within 30 days of the occurrence of such event, provided that a failure to meet the minimum funding standard of Section 412 of the Code or Section 302 of ERISA shall be a Reportable Event regardless of any waivers given under Section 412(d) of the Code.

      "Revolving Credit Commitment" means the obligation of the Bank to extend revolving credit to Borrower in accordance with the terms hereof in the aggregate principal amount not to exceed $12,700,000, as such amount may be reduced or otherwise modified from time to time in accordance with the terms hereof.

      "Revolving Credit Facility" means the Revolving Credit Facility provided for in Article II hereof.

      "Revolving Credit Loans" mean any Loan made by the Bank pursuant to Section 2.01 hereof.

      "Revolving Credit Note" means an amended and restated promissory note of Borrower in the form of Exhibit A hereto evidencing the Revolving Credit Loans made by the Bank hereunder.

      "Revolving Credit Termination Date" means the earlier of (i) the date on which the Revolving Credit Loan is paid in full and the Revolving Credit Commitments shall terminate hereunder and the obligations of Borrower in connection therewith have been satisfied or (ii) April 15, 2002 unless such date is not a Banking Day, then the next succeeding Banking Day.

      "Security Agreement" means, with respect to Borrower, the Security Agreement in substantially the form of Exhibit C-I, and with respect to each Guarantor, in the form of Exhibit C-2, delivered by Borrower under the terms of this Agreement.

      "Security Agreement Confirmations" means, with respect to Borrower, the Confirmation of Security Agreement in substantially the form of Exhibit C-3, and with respect to each Guarantor, the Confirmation of Security Agreement, in the form of Exhibit C-4, to be delivered by Borrower under the terms of this Agreement.

      "Solvent" means, when used with respect to any Person on a particular date, that on such date (a) the fair saleable value of its assets is in excess of the total amount of its liabilities, including, without limitation, the reasonably expected amount of such Person's obligations with respect to contingent liabilities, (b) the present fair saleable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its Debts as they become absolute and matured, (c) such Person does not intend to and does not believe that it will incur Debts or liabilities beyond such Person's ability to pay as such Debts and liabilities mature and (d) such Person is not engaged in business or a transaction, for which such Person's property, would constitute an unreasonably small capital.

      "Subsidiary" means, as to any Person, any corporation, partnership, limited liability company or other business organization or entity of which at least a majority of the securities or other ownership interests having ordinary voting power (absolutely or contingently) for the election of directors or other persons performing similar functions are at the time owned directly or indirectly by such Person.

      "Subordinated Debt" means Debt of any Person, the repayment of which the obligee has agreed in writing, on terms which have been approved by the Bank in advance in writing, are subordinate and junior to the rights of the Bank with respect to Debt owing from such Person to the Bank.

      "Total Assets" means, at a particular date, all amounts which would, in accordance with GAAP, be included under assets on a consolidated balance sheet of Borrower and its Subsidiaries as at such date.

      "Total Liabilities" means, at a particular date, all amounts which would, in accordance with GAAP, be included under liabilities on a consolidated balance sheet of Borrower and its Subsidiaries as at such date.

      "Unfunded Vested Liabilities" means, with respect to any Plan, the amount (if any) by which the present value of all vested benefits under the Plan exceeds the fair market value of all Plan assets allocable to such benefits, as determined on the most recent valuation date of the Plan and in accordance with the provisions of ERISA for calculating the potential liability of Borrower or any ERISA Affiliate to the PBGC or the Plan under Title IV of ERISA.

      Section 1.02.   Accounting Terms.    All accounting terms not specifically defined herein shall be construed in accordance with GAAP, and all financial data required to be delivered hereunder shall be prepared in accordance with GAAP.

ARTICLE 2.   REVOLVING CREDIT FACILITY

      Section 2.01.   Revolving Credit Loans.    Subject to the terms and conditions of this Agreement, the Bank agrees to make Revolving Credit Loans to Borrower from time to time from and including the date hereof to but excluding the Revolving Credit Termination Date up to but not exceeding at any one time outstanding the amount of the lesser of (i) the Borrowing Base or (ii) the Revolving Credit Commitment; provided, that no Revolving Credit Loan shall be made if, after giving effect to such Revolving Credit Loan, the Aggregate Outstandings at the time would exceed the lesser of (i) the Borrowing Base or (ii) the Revolving Credit Commitment in effect on such date. Subject to the foregoing limits, Borrower may borrow, repay and reborrow, on or after the date hereof and prior to the Revolving Credit Termination Date, all or a portion of the Revolving Credit Commitment hereunder.

      Section 2.02.   The Revolving Credit Note.    The Revolving Credit Loans shall be evidenced by a single Revolving Credit Note in favor of the Bank substantially in the form of Exhibit A with appropriate insertions, duly executed and completed by Borrower. The Bank is authorized to record the date and amount of each Revolving Credit Loan and the date and amount of each payment or prepayment of principal thereof, in its records or on the schedules annexed to and constituting a part of the Revolving Credit Note, and, absent manifest error, any such recordation shall constitute conclusive evidence of the information so recorded; provided that the failure to make any such recordation shall not in any way affect Borrower's obligation to repay the Revolving Credit Loans. The Revolving Credit Note shall (a) be dated the Fourth Amendment Closing Date, (b) mature on the Revolving Credit Termination Date and (c) bear interest from and including the date hereof on the unpaid principal amount thereof from time to time outstanding as provided herein.

      Section 2.03.   Use of Proceeds.

      (a)   Borrower shall use the proceeds of the Revolving Credit Loans for working capital purposes. No part of the proceeds of any of the Loans will be used for any purpose which violates the provisions of Regulation T, U or X of the Board of Governors of the Federal Reserve System as in effect on the date of making such Loans.

      (b)    Borrower shall indemnify the Bank and hold it harmless from and against any and all liabilities, losses, damages, costs and expenses (including, without limitation, the reasonable fees and disbursements of counsel for the Bank in connection with any investigative, administrative or judicial proceeding, whether or not the Bank is designated a party thereto) which may be incurred by the Bank, relating to or arising out of this Agreement or any actual or proposed use of proceeds of Loans hereunder; provided, that the Bank shall not have the right to be indemnified hereunder for its own gross negligence or willful misconduct.

      Section 2.04.   Borrowing Procedures for Revolving Credit Loans.    Borrower may request a borrowing under the Revolving Credit Commitment as provided in Section 4.01. Not later than 2:00 p.m. New York City time on the date of such borrowing as stated in the Notice of Borrowing, subject to the conditions of this Agreement, the Bank shall make available to Borrower, in immediately available funds, the amount of such Revolving Credit Loan by crediting a designated account of Borrower maintained with the Bank.

      Section 2.05.  Interest on Revolving Credit Loans.    Borrower shall pay interest on the outstanding and unpaid principal amount of each Loan made under this Agreement at a fluctuating rate per annum equal at all times to one (1%) percent plus the Prime Rate from time to time in effect. Each change in the interest rate shall take effect simultaneously with the corresponding change in the Prime Rate. Borrower shall pay interest on Loans in arrears on the first day of each month and on the Revolving Credit Termination Date, calculated on the basis of the actual number of days elapsed divided by a 360 day year. Any principal amount not paid when due (at maturity, on acceleration, or otherwise) shall bear interest thereafter until paid at the Default Rate.

      Section 2.06.  Changes of Commitment.    Borrower may reduce or terminate the amount of unused Revolving Credit Commitment from time to time but not more than four times during the term of this Agreement or more than once during any calendar year by giving notice to the Bank of each such reduction or termination to the Bank as provided in Section 4.01. Any partial reduction shall be in a minimum aggregate amount of $1,000,000 or, if greater, in integral multiples of $250,000. Once reduced or terminated, the Revolving Credit Commitment may not be reinstated.

      Section 2.07.  Minimum Amounts.    Except for borrowings which exhaust the full remaining amount of the Revolving Credit Commitment, and prepayments which result in the prepayment of all Loans, each borrowing and each prepayment of principal shall be at least $50,000, and if greater, in integral multiples of $10,000.

      Section 2.08.  Fees.   (a)   Borrower has paid to the Bank a Facility Fee equal to $5,000 on the Original Closing Date and shall continue to pay a Facility Fee in such amount on each anniversary of the Original Closing Date until the Revolving Credit Termination Date.

      (b)   Borrower shall pay to the Bank an Extension and Modification Fee equal to $35,000 on the Fourth Amendment Closing Date.

(THE BALANCE OF THIS PAGE IS INTENTIONALLY BLANK)

ARTICLE 3.   INTENTIONALLY OMITTED.

ARTICLE 4.   GENERAL CREDIT PROVISIONS; FEES AND PAYMENTS.

      Section 4.01.  Certain Notices.    Borrower shall give Notice of Borrowing to the Bank of each borrowing pursuant to Section 2.04, each prepayment pursuant to Section 4.02 and each reduction or termination of Revolving Credit Commitment pursuant to Section 2.06. Each such notice shall be irrevocable, and shall be effective on the date of receipt only if received by the Bank not later than 11:00 a.m., New York City time as follows:

      (a)     In the case of borrowings and prepayments of Loans, at least one Banking Day prior thereto; and

      (b)     In the case of reductions or termination of the Revolving Credit Commitment, ten days prior thereto.

Each such notice relating to the borrowing or prepayment of a Loan shall specify the Loan to be borrowed or prepaid and the amount of the Loan to be borrowed or prepaid and the date of borrowing or prepayment (which shall be a Banking Day). Each such notice of reduction or termination of the Revolving Credit Commitment shall specify the amount of the Revolving Credit Commitment to be reduced or terminated.

      Section 4.02.   Prepayments.

      (a)     Borrower shall have the right at any time and from time to time to prepay any Loan, in whole or in part, upon at least one Banking Day's prior written notice to the Bank; provided, however, that each such partial prepayment of Loans shall not be less than $50,000 or if greater, in amounts which are integral multiples of $10,000.

      (b)     On the date of any reduction of the Revolving Credit Commitment as provided in Section 2.06, Borrower shall pay or prepay so much of the Loans as shall be necessary in order that the Aggregate Outstandings will not exceed the Revolving Credit Commitment after giving effect to such reduction.

      (c)     If at any time the aggregate outstanding Revolving Credit Loans exceed the Borrowing Base (a "Borrowing Base Deficiency"), the Borrower shall prepay the Revolving Credit Loans in the amount of the Borrowing Base Deficiency, without notice or demand from the Bank.

      (d)     Within one (1) Banking Day of the receipt by the Borrower of all or any part of the Eligible Tax Refund, the Borrower shall prepay the Revolving Credit Loans in the amount of Eligible Tax Refund so received, without notice or demand from the Bank. On and after the date that the Borrower receives any part of the Eligible Tax Refund which is in excess of the first $350,000 so received (the "Excess Refund"), in addition to the prepayment required by the first sentence of this clause (d) in the amount of the Excess Refund, the Revolving Credit Commitment shall, without notice or demand from the Bank, be permanently reduced by the amount of the Excess Refund.

      (e)     All prepayments of principal shall be accompanied by the payment of all accrued interest on the amount so prepaid.

      Section 4.03.   Default Interest.    Notwithstanding any other provision of this Agreement, upon the occurrence and continuance of an Event of Default, each Loan outstanding hereunder shall bear interest at a rate per annum equal to the Default Rate.

      Section 4.04.   Payments Generally.    All payments under this Agreement or the Notes shall be made in immediately available funds not later than 1:00 p.m. New York City time on the relevant dates specified above at the Bank's office at 1377 Motor Parkway, Islandia, New York 11788.

      (a)     Any payment made after such time on such due date shall be deemed to have been made on the next succeeding Banking Day.

      (b)     Whenever a new Loan is to be made on a date Borrower repays any principal of an outstanding Loan, the Bank shall apply the proceeds of such new Loan to the payment of the principal to be repaid and only an amount equal to the difference between the principal to be borrowed and the principal to be repaid shall be made available by the Bank to Borrower as provided in Section 2.04 or paid by Borrower to the Bank pursuant to this Section 4.04, as the case may be.

      (c)     The Bank may (but shall not be obligated to) debit the amount of any such payment which is not made by the time specified in Section 4.04(a) to any ordinary deposit account of Borrower with the Bank. Borrower shall, at the time of making each payment under this Agreement or the Note, specify to the Bank the principal or other amount payable by Borrower under this Agreement. If Borrower fails to so specify, the payment will be applied first to interest and then to principal, unless a Default or Event of Default has occurred and is continuing, in which case the Bank may apply such payment as it may elect in its sole discretion. If the due date of any payment under this Agreement or the Note would otherwise fall on a day which is not a Banking Day, such date shall be extended to the next succeeding Banking Day and interest shall be payable for any principal so extended for the period of such extension.

      Section 4.05.   Blocked Account.    (a)    At the Bank's request, the Borrower will establish and maintain at the Bank, at the Borrower's expense, a blocked account (the "Blocked Account"), subject to the terms and conditions of the Bank's agreement for such accounts, into which the Borrower shall promptly deposit all payments on accounts and all payments constituting proceeds of accounts or other Collateral in the identical form in which such payments are made, whether by cash, check or other manner. The Borrower agrees that all payments made to such Blocked Account or other funds received and collected by the Bank, whether on the accounts or as proceeds of other Collateral shall be the property of the Bank over which the Bank alone shall have power of withdrawal. All amounts collected by the Borrower shall be deemed to be collected, in trust, for the benefit of the Bank.

      (b)     All amounts credited to the Blocked Account shall be applied to prepay the Borrower's outstanding Loans, all such applications to be conditioned upon final payment to the Bank of the items giving rise to them and if any items are not so paid, the amount of any credit given shall be charged as an additional Loan or debited to any deposit account of Borrower with the Bank whether or not the item is returned. Until deposited in the Blocked Account, the Borrower shall not commingle any proceeds with any other funds or other property of Borrower, but shall hold the proceeds separate and apart therefrom and upon an express trust for the Bank until deposited in the Blocked Account. Credit for the proceeds deposited in the Blocked Account shall be conditioned upon final payment of the deposited item. After the payment of all obligations of Borrower to the Bank, all excess proceeds in the Blocked Account, if any, shall be deposited in Borrower's operating account maintained with the Bank. Notwithstanding the application by the Bank of the proceeds of the Collateral to prepayment of the Loans or into the Blocked Account or the date received, interest shall continue to accrue with respect to any domestic check so applied or deposited to the Blocked Account or wire transfer to the Blocked Account for two (2) Banking Days after receipt of the item or wire and with respect to the other proceeds until the Bank has received notice of collection. If the proceeds are received by the Bank after 3:00 P.M., the proceeds shall be deemed, for the purposes of this Agreement, to have been received on the next succeeding Banking Day. An accounting shall be rendered to Borrower once each month setting forth an accounting of the application of the funds so collected. If the Borrower does not notify the Bank to the contrary, in writing, within thirty (30) days of the mailing of the accounting, the allocation therein set forth shall be deemed to be acceptable, correct, proper and binding on Borrower.

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ARTICLE 5.   YIELD PROTECTION; ETC.

      Section 5.01.  Additional Costs.

      (a)     Borrower shall pay directly to the Bank from time to time on demand such amounts as the Bank may determine (in the manner set forth in Section 5.01(c)) to be necessary to compensate it for any increases in costs attributable to its making or maintaining any Loans under this Agreement or its Note or its obligation to make any Loans hereunder or any reduction in any amount receivable by the Bank hereunder in respect of any Loans or such obligation or capital in respect of this Agreement (such increases in costs and reductions in amounts receivable being herein called "Additional Costs"), resulting from any Regulatory Change which: (i) changes the basis of taxation of any amounts payable to the Bank under this Agreement or the Revolving Credit Note in respect of any of such Loans (other than taxes imposed on the overall net income of the Bank for any Loans by the jurisdiction in which the Bank has its principal office); or (ii) imposes or modifies any reserve, special deposit, deposit insurance or assessment, minimum capital, capital ratio or similar requirements relating to any extensions of credit or other assets of, or any deposits with or other liabilities of, the Bank; or (iii) imposes any other condition affecting this Agreement or the Note (or any of such extensions of credit or liabilities). The Bank will notify Borrower of any event occurring after the date of this Agreement which will entitle the Bank to compensation pursuant to this Section as promptly as practicable after it obtains knowledge thereof by furnishing Borrower a written statement describing the Additional Costs entitling it to compensation hereunder and the Bank's method of allocating to Borrower such Additional Costs. If the Bank requests compensation from Borrower under this Section or under Section 5.01(b), Borrower may suspend the obligation of the Bank to make Loans of the type with respect to which such compensation is requested.

      (b)     Without limiting the effect of the foregoing provisions of this Section, Borrower shall pay directly to the Bank from time to time on request such amounts as the Bank may determine (in the manner set forth in Section 5.01(c)) to be necessary to compensate the Bank for any Additional Costs which are attributable to the maintenance by it or any of its affiliates (pursuant to any Regulatory Change) of capital in respect of its Loans hereunder or its obligation to make Loans hereunder (such compensation to include, without limitation, an amount equal to any reduction in return on assets or equity of the Bank to a level below that which it would have achieved but for such Regulatory Change). The Bank will notify Borrower if it is entitled to compensation pursuant to this Section as promptly as practicable after it obtains knowledge thereof by furnishing Borrower with a written statement describing the Additional Costs entitling it to compensation hereunder and the Bank's method of allocating to Borrower such Additional Costs.

      (c)     Reasonable determinations and allocations by the Bank for purposes of the effect of any Regulatory Change pursuant to Sections 5.01(a) or (b) on its costs of making or maintaining Loans or its obligation to make Loans, or on amounts receivable by, or the rate of return to, it in respect of Loans or such obligation, and of the additional amounts required to compensate the Bank, shall be conclusive absent demonstrated error.

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ARTICLE 6.   CONDITIONS PRECEDENT.

      Section 6.01.  Conditions to the Initial Borrowings.    The obligation of the Bank to make the Loans constituting the initial borrowing under 2.01, were subject to the conditions precedent listed below, all of which were satisfied by the Borrower on or prior to the Original Closing Date:

     (a)    the Bank's receipt of each of the following, in form and substance satisfactory to the Bank and its counsel:

             (i)    the Revolving Credit Note duly executed by Borrower;

            (ii)    a certificate of the Secretary or Assistant Secretary of Borrower and of each Guarantor, dated the Original Closing Date, attesting to all corporate action taken by Borrower or such Guarantor, including resolutions of its Board of Directors authorizing the execution, delivery and performance of the Loan Documents and each other document delivered pursuant to this Agreement and certifying the names and true signatures of the officers of Borrower or each Guarantor executing the Loan Documents and the other documents delivered by Borrower or such Guarantor under this Agreement;

            (iii)    certified copies of the certificate or articles of incorporation and the by-laws of Borrower or such Guarantor, as the case may be, stating that the resolutions and corporate documents thereby certified had not been amended, modified, revoked or rescinded as of the date of such certificate;

            (iv)    a certificate of a duly authorized officer of Borrower, dated the Original Closing Date stating that the representations and warranties in Article 7 were true and correct on such date as though made on and as of such date (unless made as of a specific date earlier than the date hereof, in which case they shall be true and correct as of such earlier date) and that no event had occurred and was continuing which would constitute a Default or Event of Default;

            (v)    the Guaranty duly executed by each of the Guarantors;

            (vi)    the Security Agreement, duly executed by Borrower, together with such UCC-1 financing statements as were required by the Bank;

            (vii)    such duly executed UCC-3 Termination Statements as were necessary to terminate existing liens on the assets of Borrower;

            (viii)    a favorable opinion of counsel for Borrower, dated the Original Closing Date in substantially the form of Exhibit E and as to such other matters as the Bank had reasonably requested;

            (ix)    satisfactory evidence that Borrower and each of the Guarantors were duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation; and

            (x)    such other documents, instruments, approvals, opinions and evidence of compliance with the terms hereof as the Bank had required;

     (b)     Borrower's payment of all fees required to be paid hereunder or in connection herewith and all accrued fees and expenses of the Bank in connection with the preparation, execution and delivery of this Agreement, and the other Loan Documents and the consummation of the transactions contemplated thereby;

     (c)    Borrower's and Guarantors' obtainment of all consents, permits and approvals required in connection with the execution, delivery and performance by Borrower and the Guarantors of their respective obligations hereunder and under the other Loan Documents and such consents, permits and approvals shall continue in full force and effect; and

     (c)    all legal matters in connection with this financing were satisfactory to the Bank and its counsel.

      Section 6.02.  Conditions to All Borrowings.    The obligations of the Bank to make any Loan (including the initial Revolving Credit Loan) hereunder have been and shall continue to be subject to the further conditions precedent that on the date of such Loan:

     (a)    the truth of the following statements:

            (i)    the representations and warranties contained in Article 7 were and are true and correct on and as of the date of such Loan as though made on and as of such date (unless such representations and warranties are made as of a specific earlier date in which case they shall be true and correct as at such date);

            (ii)    no Default or Event of Default has occurred and is continuing, or would result from such Loan; and

            (iii)    no material adverse change has occurred in the business, financial condition or operations of Borrower since the date of the most recent financial statements of Borrower delivered to the Bank hereunder or in connection herewith; and

     (b)    the Bank's receipt of such approvals, opinions, documents or instruments as the Bank may have reasonably requested.

      Section 6.03.  Deemed Representations.    Unless Borrower otherwise notifies the Bank prior to any borrowing hereunder, the acceptance by Borrower of the proceeds of any Loan shall constitute a representation and warranty that the statements contained in Section 6.02(a) are true and correct as of the date of such Loan.

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ARTICLE 7.   REPRESENTATIONS AND WARRANTIES.

      Borrower hereby represents and warrants, as of the Fourth Amendment Closing Date, that:

      Section 7.01.  Incorporation, Good Standing and Due Qualification; Compliance with Law.    Each of Borrower and the Guarantors is duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation, has the corporate power and authority to own its assets and to transact the business in which it is now engaged or proposed to be engaged, and is duly qualified as a foreign corporation and in good standing under the laws of each other jurisdiction in which such qualification is required except where the failure to so qualify and/or be in good standing could not in any case or in the aggregate, have a material adverse effect on the operations, business, property or financial condition of any of Borrower or any Guarantor or on its respective ability to perform its respective obligations hereunder. In addition, each of Borrower and the Guarantors is in compliance with all laws, treaties, rules or regulations, or determination of an arbitration or a court or other governmental authority, in each case applicable to or binding upon it or any of its property or to which it or any of its property is subject, except to the extent that the failure to so comply could not, in any case or in the aggregate, have a material adverse effect on the operations, business, property or financial condition of Borrower and the Guarantors, taken as a whole, or on their ability to perform their obligations under the Loan Documents.

      Section 7.02.   Corporate Power and Authority; No Conflicts.    The execution, delivery and performance by each of Borrower and each of the Guarantors of the Loan Documents have been duly authorized by all necessary corporate action and do not and will not (a) require any consent or approval of its stockholders or any other Person that has not been obtained, (b) contravene its charter or by-laws, (c) violate any provision of, or require any filing (other than filings contemplated hereby and/or by the other Loan Documents), registration, consent or approval under, any law, rule, regulation (including, without limitation, the provisions of Regulation T, U or X of the Board of Governors of the Federal Reserve System as in effect from time to time), order, writ, judgment, injunction, decree, determination or award presently in effect having applicability to Borrower or such Guarantor, (d) result in a breach of or constitute a default or require any consent under any indenture or loan or credit agreement or any other agreement, lease or instrument to which Borrower or such Guarantor is a party or by which any of its properties may be bound or affected, (e) result in, or require, the creation or imposition of any Lien, upon or with respect to any of the properties now owned or hereafter acquired by Borrower or such Guarantor other than Liens created by this Agreement and/or the other Loan Documents, or (f) cause Borrower or such Guarantor to be in default under any such rule, regulation, order, writ, judgment, injunction, decree, determination or award or any such indenture, agreement, lease or instrument.

      Section 7.03.   Legally Enforceable Agreements.    Each Loan Document is, or when delivered under this Agreement will be, a legal, valid and binding obligation of Borrower or each Guarantor party thereto, enforceable against Borrower or such Guarantor in accordance with its terms.

      Section 7.04.  Litigation.    There are no actions, suits or proceedings pending or to Borrower's knowledge, threatened against or affecting Borrower or any of the Guarantors or any of their respective Subsidiaries before any court, governmental agency or arbitrator, which could, in any one case or in the aggregate, adversely affect the financial condition, operations, properties or business of Borrower and the Guarantors, taken as a whole, or their ability to perform their respective obligations under the Loan Documents.

      Section 7.05.  Financial Statements.    The audited consolidated balance sheet of Borrower and its Subsidiaries as at December 31, 2000 and the related consolidated income statement and statement of cash flow of Borrower and its Subsidiaries for the fiscal year then ended, and the accompanying notes, together with the opinion thereon, of KPMG Peat Marwick LLP, independent certified public accountants (the "Auditor"), copies of which were delivered to the Bank, fairly present the consolidated financial condition of Borrower and its Subsidiaries as at such date and the consolidated results of the operations of Borrower and its Subsidiaries for the period covered by such statements, all in accordance with GAAP consistently applied. As of the date hereof, there are no liabilities of Borrower and its Subsidiaries, fixed or contingent, which are material but are not reflected in such financial statements or in the notes thereto, other than liabilities arising in the ordinary course of business since December 31, 2000 and the liabilities created by this Agreement. Since the date of the most recent financial statements delivered to the Bank and the Fourth Amendment Closing Date, there has been no material adverse change in the condition (financial or otherwise), business, operations or, to the knowledge of Borrower, prospects of any of Borrower or the Guarantors. With respect to any Loans made after the Fourth Amendment Closing Date, the Borrower represents and warrants that, since the date of the most recent financial statements delivered to the Bank prior to the date of such Loan, there has been no material adverse change in the condition (financial or otherwise), business, operations or, to the knowledge of Borrower, prospects of Borrower and the Guarantors, taken as a whole.

      Section 7.06.  Ownership and Liens.    Each of Borrower and the Guarantors has title to, or valid leasehold interests in, all of its properties and assets, real and personal, reflected in the financial statements referred to in Section 7.05 (other than any properties or assets disposed of since the date of such financial statements as no longer used or useful in the conduct of their respective business or as have been disposed of in the ordinary course of business), and none of the properties and assets owned by Borrower or the Guarantors, or any of them, and none of their leasehold interests, is subject to any Lien, except as disclosed in Schedule I or as may be permitted hereunder.

      Section 7.07.  Taxes.    Each of Borrower and the Guarantors has filed all tax returns (federal, state and local) required to be filed except where the failure to file could not, in any case or in the aggregate, have an adverse effect upon the operations, business, property or financial condition of any of Borrower or the Guarantors or on their ability to perform their obligations under the Loan Documents. Each of Borrower and the Guarantors has paid when due all taxes, assessments and governmental charges and levies shown thereon to be due, including interest and penalties, other than taxes, assessments and governmental charges and levies being contested in good faith by appropriate proceedings and with respect to which adequate reserves in conformity with GAAP shall have been provided on the books of Borrower or the Guarantors, as the case may be.

      Section 7.08.  ERISA.    Each of Borrower and the Guarantors is in compliance in all material respects with all applicable provisions of ERISA. No Reportable Event has occurred with respect to any Plan, no notice of intent to terminate a Plan has been filed nor has any Plan been terminated, no circumstance exists which constitutes grounds under Section 4042 of ERISA entitling the PBGC to institute proceedings to terminate, or appoint a trustee to administer, a Plan, nor has the PBGC instituted any such proceedings, none of Borrower nor its ERISA Affiliates has completely or partially withdrawn under Sections 4201 or 4204 of ERISA from a Multiemployer Plan and each of Borrower and each of its ERISA Affiliates has met its minimum funding requirements under ERISA with respect to all of its Plans and there are no Unfunded Vested Liabilities. None of Borrower nor its ERISA Affiliates has incurred any liability to the PBGC under ERISA, other than to make contributions in the ordinary course and other than contingent liabilities that would arise on the termination of any Plan (no such termination being reasonably foreseen by Borrower).

      Section 7.09.  Subsidiaries and Ownership of Stock.    Schedule II is a complete and accurate list of the Subsidiaries of Borrower, showing the jurisdiction of incorporation or organization of each Subsidiary and the percentage of Borrower's ownership of the outstanding stock or other interest of each such Subsidiary.

      Section 7.10.  Credit Arrangements.    Schedule III is a complete and correct list of all credit agreements, indentures, purchase agreements outside the ordinary course of Borrower's business, guaranties, Capital Leases and other investments, agreements and arrangements in effect on the date of this Agreement providing for or relating to extensions of credit to Borrower or to the Guarantors or to any of them (including agreements and arrangements for the issuance of letters of credit or for acceptance financing) in respect of which Borrower, the Guarantors or any of them is in any manner directly or contingently obligated. Schedule III shows the maximum principal or face amounts of the credit in question, outstanding and which can be outstanding, are correctly stated, and all Liens of any nature given or agreed to be given as security therefor are correctly described or indicated in such Schedule and Schedule I.

      Section 7.11.  Operation of Business.    Each of Borrower and each Guarantor possesses all material licenses, permits, franchises, patents, copyrights, trademarks and trade names, or rights thereto, to conduct their business as now conducted and as presently proposed to be conducted and to Borrower's best knowledge, none of Borrower nor any of the Guarantors is in violation of any valid rights of others with respect to any of the foregoing.

      Section 7.12.  Hazardous Substances.    Each of Borrower and the Guarantors is in compliance with all Environmental Laws, and has obtained all necessary licenses and permits required to be issued pursuant to any Environmental Law. None of Borrower nor any of the Guarantors has received any written notice or communication from any governmental agency with respect to any Hazardous Substance relative to its operations, property or acts or any investigation, demand or request pursuant to or enforcing any Environmental Law relating to it or its operations, and no such investigation is pending or, to the knowledge of Borrower, threatened.

      Section 7.13.  Compliance with Loans and Judgments.    Borrower and each Subsidiary are in compliance, in all material respects, with all laws, rules, regulations, orders and decrees which are applicable to Borrower or its Subsidiaries, or to any of their respective properties. Each of Borrower and the Guarantors has satisfied all judgments and none of Borrower nor any of the Guarantors is in default with respect to any judgment, writ, injunction, decree, rule or regulation of any court, arbitrator or federal, state, municipal or other governmental authority, commission, board, bureau, agency or instrumentality, domestic or foreign.

      Section 7.14.  No Defaults on Other Agreements.    Except as disclosed on Schedule IV, none of Borrower nor any of the Guarantors is a party to any indenture, loan or credit agreement or any lease or other agreement or instrument or subject to any charter or corporate restriction which would in any case or in the aggregate have an adverse effect on its ability to carry out its obligations under the Loan Documents. None of Borrower nor any of the Guarantors is in default in any respect in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any agreement or instrument material to its business to which it is a party except where such default would not, in any case or in the aggregate, have a material and adverse effect on the business, properties, assets, operations or condition, financial or otherwise, of Borrower and the Guarantors, taken as a whole, or on their ability to perform their obligations under the Loan Documents.

      Section 7.15.  Labor Disputes and Force Majure.    Neither the business nor the properties of Borrower or any of the Guarantors is affected by any fire, explosion, accident, strike, lockout or other labor dispute, drought, storm, hail, earthquake, embargo, force majure or of the public enemy or other casualty (whether or not covered by insurance), materially and adversely affecting such business or properties or the operations of Borrower and the Guarantors, taken as a whole, or their ability to perform their obligations under the Loan Documents.

      Section 7.16.  Governmental Regulation.    None of Borrower or the Guarantors is subject to regulation under the Public Utility Holding Company Act of 1935, the Investment Company Act of 1940 or any other statute or regulation limiting its ability to incur indebtedness for money borrowed as contemplated hereby.

      Section 7.17.  Partnerships.    None of Borrower or the Guarantors is a partner in any partnership or a member of any joint venture or limited liability company.

      Section 7.18.  No Forfeiture.    None of Borrower nor any of the Guarantors is engaged in or proposes to be engaged in any unlawful activity which is reasonably likely to result in a Forfeiture Proceeding and no Forfeiture Proceeding against any of them is pending or, to the best of Borrower's knowledge, threatened.

      Section 7.19.  Security Agreement.    The provisions of the Security Agreements, as confirmed by the Security Agreement Confirmations, are effective to create in favor of the Bank legal, valid and enforceable security interests in all right, title and interest of Borrower in all the Collateral described therein, assuming the same has been duly executed by the Bank and the Bank has filed the forms UCC-1 referred to therein.

      Section 7.20.  Disclosure.    This Agreement, each Loan Document and, except as set forth in Section 7.21, each other document, certificate, exhibit, report or written statement furnished to the Bank by or on behalf of Borrower or for use in connection with the Loans, do not contain any untrue statement of material fact or omit to state a material fact necessary to make the statement contained herein or therein not misleading under the circumstances in which they were made.

      Section 7.21.  Projections and Forecasts.    Any financial projection or forecast furnished by Borrower or any Guarantor shall be prepared in accordance with GAAP to the extent applicable, based on the good faith judgment of Borrower's management of present circumstances, expected conditions and expected courses of action, and with respect to projections, based on the occurrence of the hypothetical events described therein. The underlying assumptions in such forecasts and projections shall be appropriate and reasonable under the circumstances and, if the forecast or projection presents a range, such range shall not be selected in a misleading manner.

      Section 7.22.  Contemporary Subordinated Debt.    The only agreements, documents or other written instruments evidencing or relating to the Contemporary Subordinated Debt are the Contemporary Subordination Documents and since July 1, 1999 the Borrower has made no modifications or amendments to any of the Contemporary Subordination Documents. Since April 21, 2000, no payments of principal, interest or any other amounts payable in connection with the Contemporary Subordinated Debt or the Contemporary Subordination Documents has been made by Borrower or any Affiliate of Borrower.

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ARTICLE 8.   AFFIRMATIVE COVENANTS.

      So long as the Note shall remain unpaid or the Bank shall have any obligations under this Agreement, Borrower shall and shall cause the Guarantors to:

      Section 8.01.  Maintenance of Existence.    Except as otherwise provided in this Agreement, preserve and maintain its corporate existence and good standing in the jurisdiction of its incorporation, and qualify and remain qualified as a foreign corporation in each jurisdiction in which such qualification is required.

      Section 8.02.  Conduct of Business.    Continue to engage in its current business or related businesses.

      Section 8.03.  Maintenance of Properties.    Maintain, keep and preserve all of its properties (tangible and intangible) necessary to the conduct of its business in good working order and condition, ordinary wear and tear excepted.

      Section 8.04.  Maintenance of Records.    Keep records and books of account, in which complete entries will be made in accordance with GAAP.

      Section 8.05.  Maintenance of Insurance.    Maintain insurance with financially sound and reputable insurance companies or associations in such amounts and covering such risks as are usually carried by companies engaged in the same or a similar business and similarly situated.

      Section 8.06.  Compliance with Laws.    Comply in all respects with all applicable laws, rules, regulations and orders.

      Section 8.07.  Right of Inspection.    At any reasonable time and from time to time, upon reasonable notice during normal business hours, permit the Bank or any agent or representative thereof, to examine and make copies and abstracts from the records and books of account of, and visit the properties of, such entity, to discuss the affairs, finances and accounts of such entity with any of their respective officers and directors and such entity's independent accountants, and from time to time at Borrower's expense to conduct such collateral and other audits as the Bank deems necessary.

      Section 8.08.  Reporting Requirements.    Furnish directly to each of the Bank:

      (a)    as soon as available and in any event within 90 days after the end of each fiscal year of Borrower, audited, consolidated financial statements of Borrower and its Consolidated Subsidiaries which shall include a consolidated balance sheet of Borrower and its Subsidiaries as of the end of such fiscal year and a consolidated income statement and statement of cash flows of such entities for such fiscal year, stating in comparative form the respective consolidated figures for the corresponding date and period in the prior fiscal year and with a schedule prepared by management of the Borrower showing all variances to budget, all prepared in accordance with GAAP, accompanied by an opinion thereon acceptable to the Bank by the Auditor, which opinion neither includes an exception as to adherence with GAAP nor contains a disclaimer;

      (b)    as soon as available and in any event within 45 days after the end of each of the first three quarters of each fiscal year of Borrower, a consolidated balance sheet of Borrower and its Subsidiaries as of the end of such quarter and a consolidated income statement and statements of cash flows of such entities for the period commencing at the end of the previous fiscal year and ending with the end of such quarter, all in reasonable detail and stating in comparative form the respective consolidated figures for the corresponding date and period in the previous fiscal year and with a schedule prepared by management of the Borrower showing all variances to budget, all prepared in accordance with GAAP and attested to by the president or chief financial officer of Borrower (subject to year-end adjustments);

      (c)    as soon as available and in any event within 20 days after the end of each calendar month, a consolidated balance sheet of Borrower and its Subsidiaries as of the end of such month and a consolidated income statement and statements of cash flows of such entities for the period commencing at the end of the previous fiscal year and ending with the end of such month, all in reasonable detail and stating in comparative form the respective consolidated figures for the corresponding date and period in the previous fiscal year and with a schedule prepared by management of the Borrower showing all variances to budget, all prepared in accordance with GAAP and attested to by the president or chief financial officer of Borrower (subject to year-end adjustments);

      (d)    simultaneously with the delivery of the financial statements referred to in (a), (b) and (c) above, a certificate of the president or chief financial officer of Borrower (i) certifying that to the best of his knowledge no Default or Event of Default has occurred and is continuing or, if a Default or Event of Default has occurred and is continuing, a statement as to the nature thereof and the action which is proposed to be taken with respect thereto, and (ii) with computations demonstrating compliance with the covenants contained in Article 10;

      (e)    within 30 days after the delivery of the financial statements referred to in (a) above, annual forecasts and Borrower's budget for the upcoming fiscal year, with a comparison of actual results to budget for the fiscal year then ended;

      (f)    promptly upon receipt thereof, a copy of the management letter, if any, prepared by the Auditor;

      (g)    on or prior to the fifteenth day of each calendar month, (i) a Borrowing Base Certificate, prepared as of the last Banking Day of the prior calendar month (ii) accounts receivable and accounts payable aging schedules, prepared as of the last Banking Day of the prior calendar month, (iii) a schedule of inventory of the Company and its Subsidiaries certified by the President or Chief Financial Officer and current as of the last Banking Day of the preceding month, which shall contain a breakdown of the inventory by type, amount and location, (iv) an equipment schedule and (v) such other information reasonably requested by the Bank;

      (h)    promptly after Borrower becomes aware of the commencement thereof, notice of all actions, suits, and proceedings before any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, involving uninsured claims of $150,000 or more affecting Borrower, or any of its Subsidiaries, including, without limitation, any such proceeding relating to any alleged violation of any Environmental Law;

      (i)    as soon as possible and in any event within five days after the occurrence of each Default or Event of Default, a written notice specifying and describing in reasonable detail such Default or Event of Default and describing in reasonable detail the action which is proposed to be taken by Borrower with respect thereto;

      (j)    promptly after the commencement thereof or promptly after Borrower knows of the commencement or threat thereof, notice of any Forfeiture Proceeding;

      (k)    promptly after submission to any government or regulatory agency, all documents and information furnished to such government or regulatory agency other than such documents and information prepared in the normal course of business and which would not result in any adverse action to be taken by such agency;

      (l)    as soon as possible and in any event within five Banking Days after Borrower knows that any of the events or conditions specified below with respect to any Plan or Multiemployer Plan have occurred or exist, a statement signed by a chief financial officer of Borrower setting forth details respecting such event or condition and the action, if any, which Borrower or the ERISA Affiliate propose to take with respect thereto (and a copy of any report or notice required to be filed with or given to PBGC by Borrower or an ERISA Affiliate with respect to such event or condition):

            (i)    any reportable event, as defined in Section 4043(b) of ERISA and the regulations issued thereunder, with respect to a Plan, as to which PBGC has not by regulation waived the requirement of Section 4043(a) of ERISA that it be notified within 30 days of the occurrence of such event (provided that a failure to meet the minimum funding standard of Section 412 of the Code or Section 302 of ERISA shall be a reportable event regardless of the issuance of any waivers in accordance with Section 412(d) of the Code);

            (ii)    the filing under Section 4041 of ERISA of a notice of intent to terminate any Plan or the termination of any Plan;

            (iii)    the institution by PBGC of proceedings under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan, or the receipt by Borrower or any ERISA Affiliate, of a notice from a Multiemployer Plan that such action has been taken by PBGC with respect to such Multiemployer Plan;

            (iv)    the complete or partial withdrawal by Borrower or any ERISA Affiliate under Section 4201 or 4204 of ERISA from a Multiemployer Plan, or the receipt by Borrower, or any ERISA Affiliate, of notice from a Multiemployer Plan that it is in reorganization or insolvency pursuant to Section 4241 or 4245 of ERISA or that it intends to terminate or has terminated under Section 4041A of ERISA; and

            (v)    the institution of a proceeding by a fiduciary or any Multiemployer Plan against Borrower or any ERISA Affiliate to enforce Section 515 of ERISA, which proceeding is not dismissed within 30 days;

      (m)    promptly, and in any event within five business days after the sending or filing thereof, copies of all proxy statements, financial statements, and reports which Borrower sends to its stockholders, and copies of all regular, periodic and special reports and all registration statements which Borrower files with the Securities and Exchange Commission or any other governmental authority, or with any national securities exchange;

      (n)    such other information respecting the condition or operations, financial or otherwise, of Borrower, or any Guarantor, as the Bank may from time to time reasonably request.

      Section 8.09.  Payment of Obligations.    Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all material Debt except for (i) any Debt which is being contested in good faith and with respect to which, on a consolidated basis, adequate reserves are maintained in conformity with GAAP, (ii) Contemporary Subordinated Debt and (iii) any other Subordinated Debt.

      Section 8.10.  Payment of Taxes.    Pay and discharge promptly all taxes, assessments and government charges or levies imposed upon it or upon its income and profits, or upon any of its property, real, personal or mixed, or upon any part thereof, before the same shall become in default, and all other material obligations (including lawful claims for labor, materials and supplies which, if unpaid, might become a Lien) except that neither the Company nor any Guarantor shall be required to pay any such tax, assessment, charge, levy or claim so long as the validity thereof shall be contested in good faith by appropriate proceedings and there shall have been set aside on its books adequate reserves determined in accordance with GAAP with respect to any such tax, assessment, charge, levy or claim so contested, provided that, except as provided in Section 9.02, the Company and each Guarantor shall pay all such taxes, assessments, charges, levies or claims promptly if any Lien has attached as security therefor.

      Section 8.11.  Intentionally Omitted.

      Section 8.12.  Management.    Use its best efforts to cause Donald Sinkin, Stephen Frey, Margaret Krumholz and John Rebecchi to continue in the employ of the Borrower in their present positions with their existing authority as executive officers of Borrower, and consult with the Bank regarding the replacement of any of them.

      Section 8.13.  Eligible Tax Refund.    At the request of the Bank, execute and deliver all agreements, documents, instructions or other written instruments which the Bank reasonably determines to be necessary or desirable to (i) perfect the Bank's security interest in the Eligible Tax Refund and (ii) cause the Internal Revenue Service to pay the Eligible Tax Refund directly to the Bank, for the account of the Borrower.

      Section 8.14.  Field Examination and Equipment Audits.    From time to time, allow the Bank to conduct, and cooperate with the Bank in connection therewith, a Field Examination and an appraisal of the Borrower's equipment. The usual and customary fees and expenses of such Field Examinations and appraisals shall be for the account of the Borrower.

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ARTICLE 9.   NEGATIVE COVENANTS.

      So long as the Note shall remain unpaid or the Bank shall have any obligations under this Agreement, Borrower shall not:

     Section 9.01.   Debt and Guaranties.

      (a) Create, incur, assume or suffer to exist, or permit any Guarantors to create, incur, assume or suffer to exist any Debt, except:

            (i)   Debt arising under this Agreement or the Note;

            (ii)   Debt described in Schedule III, and any renewals, extensions or refinancings thereof, provided that such renewals, extensions or refinancing are on terms no less favorable to Borrower or the Guarantor than the original terms of such Debt (except for increases in interest rates not inconsistent with increases in prevailing interest rates);

            (iii)  Debt incurred in connection with operating leases entered into by Borrower, the Guarantors, or any of them, consistent with past practices or in the ordinary course of business;

            (iv)   Debt of Borrower, or the Guarantors, or any of them, secured by purchase money Liens permitted by Section 9.02;

            (v)   Contemporary Subordinated Debt; and

            (vi)   The assumption of the existing (as of July 1, 1999) debt of Contemporary in an amount not to exceed $1,400,000 representing then existing financings of certain equipment leases.

      (b) Guaranty, endorse, become surety for or otherwise in any way become or be responsible for the Debt or obligations of any Person, whether by agreement to maintain capital, equity, net worth or solvency of any Person, by agreement to purchase or discharge the Debt of any Person, or agreement to purchase merchandise, materials, supplies or other property, if such agreement provides that payment shall be made whether or not delivery of such merchandise, materials, supplies or other property is ever made or tendered except:

            (i)   guarantees executed prior to the date hereof as described on Schedule V attached hereto;

            (ii)   endorsements of negotiable instruments for collection or deposit in the ordinary course of business; and

            (iii)   guarantees under this Agreement or of Debt of Borrower or any Guarantor owing to the Bank.

      Section 9.02.   Liens.   Create, incur, assume or suffer to exist, or permit any of the Guarantors to create, incur, assume or suffer to exist, any Lien, upon or with respect to any of its properties, now owned or hereafter acquired, except:

      (a)    Liens in favor of the Bank securing the Loans hereunder;

      (b)    Liens for taxes or assessments or other government charges or levies if not yet due and payable or if due and payable if they are being contested in good faith by appropriate proceedings and for which appropriate reserves are maintained in conformity with GAAP;

      (c)    Liens (i) imposed by law, such as mechanic's, supplier's, materialmen's, landlord's, warehousemen's and carrier's Liens, and other similar Liens, securing obligations incurred in the ordinary course of business which are not past due for more than 30 days or (ii) which are being contested in good faith by appropriate proceedings and for which appropriate reserves have been established which, when aggregated with all indebtedness secured by all such other Liens, secure indebtedness having an aggregate principal balance not in excess of $50,000;

      (d)    Liens under workers' compensation unemployment insurance, social security or similar legislation (other than ERISA);

      (e)    judgment and other similar Liens arising in connection with court proceedings that have been in existence for fewer than 30 days after entry of the judgment or the execution or other enforcement of which is effectively stayed, and the claims secured thereby are being actively contested, in Borrower's reasonable judgment, in good faith and by appropriate proceedings, or which relate to judgments which, when aggregated with all other judgments secured by such Liens, total less than $50,000;

      (f)    purchase money Liens on any property heretofore or hereafter acquired or the assumption of any Lien on property existing at the time of such acquisition, or a Lien incurred in connection with any conditional sale or other title retention agreement or a Capital Lease; provided that such liens attach only to the property as acquired and do not extend to any additional property of Borrower;

      (g)    liens in connection with Borrower's assumption of equipment lease financings in an amount not to exceed $1,400,000 in connection with Borrower's purchase of the assets of Contemporary, which liens are on specific pieces of leased equipment and are evidenced by the UCC-1 financing statements listed on Schedule I annexed hereto, which were assumed by Borrower in connection with the purchase of Contemporary's assets; and

      (h)    subordinate liens on Borrower's assets held by Contemporary as collateral for the Contemporary Subordinated Debt.

      Section 9.03.   Investments and Advances.    Make or permit any Subsidiary to make any loan or advance to any Person, or purchase, redeem or otherwise acquire, or permit any such Subsidiary to purchase, redeem or otherwise acquire any capital stock, assets, obligations or other securities, or make any capital contribution to otherwise invest in or acquire any interest in any Person (including, without limitation, any Borrower or any Subsidiary or Affiliate of any Borrower), except:

      (a)    obligations issued or guaranteed by states or municipalities within the United States of American and rated at least A-1 by Standard & Poor's;

      (b)    obligations issued or guaranteed by the United States of America or any agency or subdivision thereof, the payment or guarantee of which constitutes a full faith and credit obligation of the United States of America;

      (c)    certificates of deposit, time deposits, Eurodollar certificates of deposit, bankers acceptances and other money market instruments issued by any bank, trust company or financial institution organized under the laws of the United States of America or any state (or in the case of Eurodollar certificates of deposit, a branch of any such bank, trust company or financial institution) having capital and surplus in an aggregate amount not less than $200,000,000 and with such instrument rated at least A-1 by Standard & Poor's;

      (d)    commercial paper rated at least Prime-1 by Moody's Investor Services or A-1 by Standard & Poor's;

      (e)    repurchase agreements entered into with any bank, trust company or other financial institution organized under the laws of the United States of America or any state having capital and surplus in an aggregate amount not less than $200,000,000 and which are fully secured by obligations of the type described in Section 9.03(b);

      (f)    investments of Borrower in any Subsidiary (excluding Graphcorr, LLC) or investment of any Subsidiary in any other Subsidiary (excluding Graphcorr, LLC); and

      (g)    loans, advances, guaranty obligations, capital contributions or other investments of any nature in Graphcorr in excess of the amount of all such investments on March 31, 2001.

      Section 9.04.   Sale of Assets.   Sell, lease, assign, transfer or otherwise dispose of, or permit any of the Guarantors to sell, lease, assign, transfer or otherwise dispose of, any of its now owned or hereafter acquired assets (including, without limitation, shares of stock and indebtedness of such Subsidiaries, receivables and leasehold interests) except for (i) assets disposed of as no longer used or useful in the conduct of their respective business or as have been disposed of in the ordinary course of business consistent with Borrower's past practice or (ii) transfers of assets between or among Borrower and Subsidiaries of Borrower, provided all such Subsidiaries are Guarantors which have executed Security Agreements.

      Section 9.05.   Transactions with Affiliates.   Enter into any transaction, including, without limitation, the purchase, sale or exchange of property or the rendering of any service, with any Affiliate or permit any of the Guarantors to enter into any transaction, including, without limitation, the purchase, sale or exchange of property or the rendering of any service, with any Affiliate, except in the ordinary course of and pursuant to the reasonable requirements of Borrower's or such Guarantors business and upon fair and reasonable terms not materially less favorable to Borrower or such Guarantor than would be obtained in a comparable arm's length transaction with a Person not an Affiliate.

      Section 9.06.   Mergers.   Except as permitted in Section 9.07, and except for mergers of any Subsidiary with and into either Borrower or any Subsidiary which is at such time a Guarantor, merge or consolidate with, or sell, assign, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to any Person, or acquire all or substantially all of the assets or the business of any Person (or enter into any agreement to do any of the foregoing), or permit any of the Guarantors to do so.

      Section 9.07.   Intentionally Omitted.

      Section 9.08.   No Activities Leading to Forfeiture Proceeding.    Engage in or permit any Guarantor to engage in any unlawful activity which could reasonably be expected to result in a Forfeiture Proceeding.

      Section 9.09.   Corporate Documents; Fiscal Year.   Change its fiscal year, or amend, modify or supplement its certificate or articles of incorporation or by-laws in any way with the result that any of the individuals identified in Section 8.12 have diminished responsibilities or operating and management authority over Borrower and its Subsidiaries.

      Section 9.10.   New Subsidiaries.   Form, or permit any Guarantor to form, any Subsidiary unless such Subsidiary shall become a party to the Guaranty.

      Section 9.11.   Contemporary Subordinated Debt.   Make any payment of principal, interest or any other amounts payable in connection with the Contemporary Subordinated Debt or the Contemporary Subordination Documents.

      Section 9.12.   Dividends.   Pay any Dividend (whether payable in cash, stock, other equity or debt instrument or in assets) or purchase, redeem, retire or otherwise acquire for value of any of the Borrower's or any Subsidiary's capital stock now or hereafter outstanding, or make any distribution of assets to the Borrower's or any Subsidiary's stockholders as such, whether in cash, assets, or in obligations, or allocate or otherwise set apart any sum for the payment of any Dividend or distribution on, or for the purchase, redemption or retirement of any shares of the Borrower's or any Subsidiary's capital stock or make any other distribution by reduction of capital or otherwise in respect of any share of the Borrower's or any Subsidiary's capital stock.

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ARTICLE 10.    FINANCIAL COVENANTS.

      So long as any of the Notes shall remain unpaid or the Bank has any obligations under this Agreement:

      Section 10.01.   Net Income.   Borrower shall maintain Net Income before taxes in the amounts set forth below for the periods set forth below:

Period	Minimum Net Income

1/1/01 through 3/31/01	($2,250,000)
4/1/01 through 6/30/01	($1,350,000)
7/1/01 through 9/30/01	($ 100,000)
10/1/01 through 12/31/01	$ 500,000

      Section 10.02.   Current Ratio.   Borrower shall maintain at all times a Current Ratio of not less than 1.25:1.00.

      Section 10.03.   Maximum Total Liabilities to Net Worth Ratio.   Borrower shall maintain at all times a ratio of Total Liabilities to Net Worth of not more than the ratios set forth below for the periods set forth below:

Period	Maximum Ratio

Fourth Amendment Closing Date through 9/29/01	3.75 to 1.00
9/30/01 and thereafter	3.25 to 1.00

      Section 10.04.   EBITDA.   Borrower shall maintain at all times EBITDA in the amounts set forth below for the periods set forth below:

Period	EBITDA

1/1/01 through 3/31/01	($ 800,000)
4/1/01 through 6/30/01	$ 100,000
7/1/01 through 9/30/01	$ 950,000
10/1/01 through 12/31/01	$ 1,500,000

      Section 10.05.   Intentionally Omitted.

      Section 10.06.   Determination of Compliance.   Compliance with these financial covenants shall be determined by reference to the consolidated financial statements of Borrower and its Subsidiaries delivered to the Bank in accordance with Section 8.08. Except as set forth in 10.01, all financial covenants shall be applicable at all times and shall be tested based upon the balance sheet information and the results of operations for the period of 12 months preceding the date of determination.

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ARTICLE 11.    EVENTS OF DEFAULT.

      Section 11.01.   Events of Default.   The occurrence of any of the following events shall be an "Event of Default":

      (a)    Borrower shall fail to pay within five days of due date (i) principal of the Note, (ii) interest on the Note or (iii) any fee or other amount due hereunder as and when due and payable.

      (b)    Any representation or warranty made or deemed made by Borrower in this Agreement, or by Borrower or any Guarantor in any certificate delivered pursuant to this Agreement or any other Loan Document, or which is contained in any certificate, document, opinion, financial or other statement furnished to the Bank at any time pursuant to any Loan Document, shall prove to have been incorrect in any material respect on or as of the date made or deemed made;

      (c)    Borrower shall (i) make any payment, whether of principal, interest or any other amount on the Contemporary Subordinated Debt or (ii) fail to perform or observe any term, covenant or agreement contained in Section 2.03 or Articles 8, 9 or 10;

      (d)    Borrower or any Guarantor shall fail to perform or observe any other term, covenant or agreement on its part to be performed or observed in any Loan Document and such failure shall continue for 15 consecutive days;

      (e)    Borrower or any Guarantor shall (i) fail to pay any amounts with respect to any Debt in favor of the Bank, including but not limited to indebtedness for borrowed money (other than the payment obligations described in (a) above) of Borrower or such Guarantor, as the case may be, or any interest or premium thereon, when due (giving effect to any applicable grace period), whether by scheduled maturity, required prepayment, acceleration, demand or otherwise, (ii) fail to pay any amounts in excess of $50,000 in the aggregate with respect to any other Debt, including but not limited to indebtedness for borrowed money of Borrower or such Guarantor, as the case may be, or any interest or premium thereon, when due (giving effect to any applicable grace period), whether by scheduled maturity, required prepayment, acceleration, demand or otherwise, (iii) fail to perform or observe any term, covenant or condition on its part to be performed or observed under any agreement or instrument relating to any Debt when required to be performed or observed, if the effect of such failure to perform or observe is to accelerate, or to permit the acceleration of, after the giving of notice or passage of time or both, the maturity of such Debt, whether or not such failure to perform or observe shall be waived by the holder of such Debt or (iv) any Debt shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment) prior to the stated maturity thereof;

      (f)    Borrower or any Guarantor shall (i) generally not, be unable to or admit in writing its or their inability to, pay its or their debts as such debts become due; or (ii) make an assignment for the benefit of creditors, petition or apply to any court or otherwise for the appointment of a custodian, receiver or trustee for it or a substantial part of its or their assets, (iii) as debtor, commence any proceeding under any bankruptcy, reorganization, arrangement, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction, whether now or hereafter in effect, (iv) have had any such petition or application filed or any such proceeding shall have been commenced, against it or them, in which an adjudication or appointment is made or order for relief is entered, and which petition, application or proceeding remains undismissed for a period of 30 days or more, or (v) by any act or omission shall indicate its or their consent to, approval of or acquiescence in any such petition, application or proceeding or order for relief or the appointment of a custodian, receiver or trustee for all or any substantial part of its or their property, (vi) suffer any such custodianship, receivership or trusteeship to continue undischarged for a period of 30 days or more or (vii) cease to be Solvent;

      (g)    one or more judgments, decrees or orders for the payment of money in excess of $50,000 in the aggregate in respect of uninsured or unbonded claims shall be rendered against Borrower or any of Guarantor and such judgments, decrees or orders shall continue unsatisfied and in effect for a period of 30 consecutive days without being vacated, discharged, satisfied or stayed or bonded pending appeal;

      (h)    An event or condition specified in Section 8.08(m) hereof shall occur or exist with respect to any Plan or Multiemployer Plan and, as a result of such event or condition, together with all other such events or conditions, Borrower or any ERISA Affiliate shall incur or in the opinion of the Bank shall be reasonably likely to incur a liability to a Plan, a Multiemployer Plan or PBGC (or any combination of the foregoing) which is, in the determination of the Bank, material in relation to the financial condition, operations, business or prospects of Borrower or the Guarantors;

      (i)    Any Forfeiture Proceeding shall have been commenced; or

      (j)    The Security Agreement shall at any time after its execution and delivery and for any reason cease to create a valid and perfected first security interest in the Collateral or to be in full force and effect, or shall be declared null and void, or the validity or enforceability thereof shall be contested by Borrower, or Borrower shall deny that it has any further liability or obligation under a Security Agreement to which it is a party, or Borrower shall fail to perform any of its material obligations under any Security Agreement.

      Section 11.02.   Remedies.   If any Event of Default shall occur, the Bank shall (a) declare the Revolving Credit Commitment to be terminated, whereupon the same shall forthwith terminate, and (b) declare the outstanding principal of the Note, all interest thereon and all other amounts payable under this Agreement and the Notes to be forthwith due and payable, whereupon the Note, all such interest and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by Borrower; provided that, in the case of an Event of Default referred to in Section 11.01(f) or Section 11.01(h) above, the Revolving Credit Commitment shall be immediately terminated, and the Note, all interest thereon and all other amounts payable under this Agreement and the Note shall be immediately due and payable without notice, presentment, demand, protest or other formalities of any kind, all of which are hereby expressly waived by Borrower.

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ARTICLE 12. MISCELLANEOUS

      Section 12.01.   Year 2000 Compliance.   All of Borrower's and each Subsidiary's computer hardware and software which performs or supports Borrower's principal business functions, or its accounting, financial reporting or management information systems (collectively, "Principal Systems") have the ability to (a) consistently handle date information before, during and after January 1, 2000, including but not limited to accepting date input, providing date output and performing calculations on dates or portions of dates, (b) function accurately in accordance with the specifications of such computer hardware or software and without interruption before, during and after January 1, 2000, without any change in operations associated with the advent of the new century, (c) respond to two-digit date input in a way that resolves any ambiguity as to century in a disclosed, defined and predetermined manner and (d) store and provide output of date information in ways that are unambiguous as to century. With respect to the Principal Systems, any reprogramming or other corrective modifications required to permit the proper functioning beginning immediately after December 31, 1999 of (i) the computer systems of Borrower, its Subsidiaries and Affiliates and (ii) equipment containing embedded microchips (including systems and equipment supplied by others or with which systems of Borrower, its Subsidiaries and Affiliates interface) and the testing of all such systems and equipment, as so reprogrammed, has been completed.

      Section 12.02.   Amendments and Waivers.   Except as otherwise expressly provided in this Agreement, any provision of this Agreement may be amended or modified only by an instrument in writing signed by Borrower and the Bank, and any provision of this Agreement may be waived by Borrower or by the Bank; provided that no amendment, modification or waiver shall be effective, unless by an instrument signed by the Bank. No failure on the part of the Bank to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof or preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

      Section 12.03.   Usury.   Anything herein to the contrary notwithstanding, the obligations of Borrower under this Agreement and the Note shall be subject to the limitation that payments of interest shall not be required to the extent that receipt thereof would be contrary to provisions of applicable law limiting rates of interest which the Bank may charge or collect.

      Section 12.04.   Expenses.   Borrower shall reimburse the Bank on demand for all reasonable costs, expenses, and charges (including, without limitation, reasonable fees and charges of external legal counsel for the Bank) incurred by the Bank in connection with the preparation or performance of this Agreement and the Loan Documents. In addition, Borrower shall reimburse the Bank for all of its reasonable costs and expenses in connection with the enforcement or preservation of any rights under this Agreement, the Note or the other Loan Documents. Borrower agrees to indemnify the Bank and its directors, officers, employees and agents from, and hold each of them harmless against, any and all losses, liabilities, claims, damages or expenses incurred by any of them arising out of or by reason of any investigation or litigation or other proceedings (including any threatened investigation or litigation or other proceedings) relating to any actual or proposed use by Borrower, of the proceeds of the Loans, including, without limitation, the reasonable fees and disbursements of counsel incurred in connection with any such investigation or litigation or other proceedings (but excluding any such losses, liabilities, claims, damages or expenses incurred by reason of the gross negligence or willful misconduct of the Person to be indemnified).

      Section 12.05.   Survival.   The obligations of Borrower under Section 2.03(b), Article 5 and Section 12.03 shall survive the repayment of the Loans for a period corresponding to the maximum applicable statute of limitations in effect in the State of New York from time to time.

      Section 12.06.   Assignment.   This Agreement shall be binding upon, and shall inure to the benefit of, Borrower and the Bank and their respective successors and assigns, except that Borrower may not assign or transfer its rights or obligations hereunder.

      Section 12.07.   Notices.   All notices, consents, approvals and other communications required or permitted to be given to a party under this Agreement shall be in writing and shall be delivered personally to the party, sent by any national overnight courier or mailed first class certified mail, return receipt requested, to the party at the address indicated on page one, to the attention of Brian Stone for the Bank and to the attention of Margaret Krumholz for Borrower. Any item delivered in accordance with the provisions of this Section shall be deemed to have been delivered (i) on the date of personal delivery, (ii) on the business day following the date sent by overnight courier or (ii) on the fourth day following the date on which it was so mailed, as the case may be.

      Section 12.08.   Setoff.   Borrower agrees that, in addition to (and without limitation of) any right of setoff, banker's lien or counterclaim the Bank may otherwise have, the Bank shall be entitled, at its option without any prior notice to Borrower (any such notice being expressly waived by Borrower to the extent permitted by applicable law), to offset balances (general or special, time or demand, provisional or final) held by it for the account of Borrower at any of the Bank's offices against any amount then due and payable by Borrower to the Bank under this Agreement or the Note which is not paid when due (regardless of whether such balances are then due to Borrower), in which case it shall promptly notify Borrower thereof, provided that the Bank's failure to give such notice shall not affect the validity thereof. Payments by Borrower hereunder shall be made without setoff or counterclaim.

      Section 12.09.   Jurisdiction; Immunities.

      (a)    Borrowers hereby irrevocably submits to the jurisdiction of any New York State or United States Federal court sitting in Suffolk or Nassau County over any action or proceeding arising out of or relating to this Agreement or the Note, and Borrower hereby irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined in such New York State or Federal court. To the extent permitted by applicable law, Borrower irrevocably consents to the service of any and all process in any such action or proceeding by the mailing (by certified or registered mail) of copies of such process to it. Borrower agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. To the extent permitted by applicable law, Borrower further waives any objection to venue in such State or Federal Court and any objection to an action or proceeding in such State or Federal Court on the basis of forum non conveniens. Borrower further agrees that any action or proceeding brought against the Bank shall be brought only in New York State or United States Federal court sitting in Suffolk or Nassau County.

      (b)    THE PARTIES WAIVE ANY RIGHT TO A JURY TRIAL.

      (c)    Nothing in this Section shall affect the right of the Bank to serve legal process in any other manner permitted by law or affect the right of the Bank to bring any action or proceeding against Borrower or its property in the courts of any other jurisdictions.

      (d)    To the extent that Borrower has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether from service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, Borrower hereby irrevocably waives, to the extent permitted by applicable law, such immunity in respect of its obligations under this Agreement and the Note.

      Section 12.10.   Severability.   The provisions of this Agreement are intended to be severable. If for any reason any provision of this Agreement shall be held invalid or unenforceable in whole or in part in any jurisdiction, such provision shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without in any manner affecting the validity or enforceability thereof in any other jurisdiction or the remaining provisions hereof in any jurisdiction.

      Section 12.11.   Integration.   The Loan Documents set forth the entire agreement among the parties hereto relating to the transactions contemplated thereby and supersede any prior oral or written statements or agreements with respect to such transactions.

      Section 12.12.   Governing Law.   This Agreement shall be governed by, and interpreted and construed in accordance with, the law of the State of New York applicable to agreements made and to be performed wholly within the State of New York.

END OF AMENDED AND RESTATED CREDIT AGREEMENT

      5.  Effectiveness.   This Fourth Amendment shall become effective upon the occurrence of the following events and the receipt and satisfactory review by the Bank and its counsel of the following documents:

      (a)   The Bank shall have received this Fourth Amendment, duly executed by the Borrower.

      (b)   The Bank shall have received the Revolving Credit Note, duly executed by the Borrower.

      (c)   The Bank shall have received certified (as of the date of the Fourth Amendment) copies of the resolutions of the board of directors of the Borrower authorizing the Fourth Amendment and the execution, delivery and performance thereof and certified copies of all documents evidencing other necessary corporate action and governmental approvals, if any, with respect to the Fourth Amendment.

      (d)   The Bank shall have received a certificate of the Secretary or an Assistant Secretary (attested to by another officer) of the Borrower certifying: (i) the names and true signatures of the officer or officers of the Borrower authorized to sign the Fourth Amendment, the Note and any other Loan Documents to be delivered hereunder on behalf of the Borrower and (ii) that there has been no change to the Bank.

      (e)   The Bank shall have received from the Borrower a Confirmation of Security Agreement.

      (f)   The Bank shall have received from each of the Guarantors a Guarantor Confirmation Agreement.

      (g)   The Bank shall have received the initial Borrowing Base Certificate, evidencing availability for (i) all Loans outstanding on the Fourth Amendment Closing Date and (ii) if requested, the initial Revolving Credit Loan to be made after the Fourth Amendment Closing Date.

      (h)   The following statements shall be true and the Bank shall have received a certificate signed by the President or Chief Financial Officer of the Borrower dated the date hereof, stating that:

             (i)    The representations and warranties contained in Article 7 of the Credit Agreement (as amended by the Fourth Amendment) are true and correct on the date hereof; and

             (ii)    No Default or Event of Default has occurred and is continuing, or would result from the making of a Revolving Credit Loan.

      (i)   All schedules, documents, certificates and other information provided to the Bank pursuant to or in connection with the Fourth Amendment shall be satisfactory to the Bank and its counsel in all respects.

      (j)   All legal matters incident to the Fourth Amendment and the transactions contemplated hereby shall be satisfactory to Cullen and Dykman, counsel to the Bank.

      (k)   The Bank shall have received such other approvals, opinions or documents as the Bank or its counsel may reasonably request.

      (l)   The Bank shall have received its Modification and Extension Fee of $35,000, and payment of the reasonable legal fees and expenses of the Bank's counsel.

      6.   Governing Law.   This Fourth Amendment shall be governed by, and construed in accordance with, the laws of the State of New York.

      7.   Counterparts.   This Fourth Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

      8.   Ratification.   Except as hereby amended, the Agreement and all other Loan Documents executed in connection therewith shall remain in full force and effect in accordance with their originally stated terms and conditions. The Agreement and all other Loan Documents executed in connection therewith, as amended hereby, are in all respects ratified and confirmed.

      IN WITNESS WHEREOF, the parties hereto have executed this Fourth Amendment as of the year and date first above written.

	DISC GRAPHICS, INC.		THE DIME SAVINGS BANK OF NEW YORK, FSB

By:	______________________________	By:	______________________________
Name:	Donald Sinkin	Name:	Brian Stone
Title:	President and Chief Executive Officer	Title:	Senior Vice President

List of Schedules and Exhibits

Schedule I	Description of Liens

Schedule II	List of subsidiaries of Borrower

Schedule III	List of Credit Agreements (including indentures, purchase agreements, guaranties, Capital Leases, etc.)

Schedule IV	Agreements effecting Loan Documents

Schedule V	List of Guaranties

* * * * *

Exhibit A	Form of Revolving Credit Note

Exhibit B	Form of Guaranty

Exhibit B-1	Form of Guarantor Confirmation Agreement

Exhibit C-1	Security Agreement of Borrower

Exhibit C-2	Security Agreement of Guarantors

Exhibit C-3	Security Agreement Confirmation of Borrower

Exhibit C-4	Security Agreement Confirmation of Guarantors

Exhibit E	Form of Opinion of Counsel

Exhibit F	Form of Notice of Borrowing

EXHIBIT A

AMENDED AND RESTATED
REVOLVING CREDIT NOTE

$12,700,000	June __, 2001 Islandia, New York

      For value received, Disc Graphics, Inc., a Delaware corporation ("Borrower"), hereby promises to pay to the order of The Dime Savings Bank of New York, FSB, a federal savings bank (the "Bank"), at the Bank's office at 1377 Motor Parkway, Islandia, New York 11788, on or before April 15, 2002, the principal amount of $12,700,000, or the actual amount loaned by the Bank to Borrower pursuant to the "Credit Agreement" (defined below), in lawful money of the United States of America and in immediately available funds, on the date and in the manner provided in the Credit Agreement. Borrower also promises to pay interest on the unpaid principal balance hereof at the rate or rates of interest as provided in the Credit Agreement, on the dates and in the manner provided therein.

      The holder of this Revolving Credit Note shall record the date and amount of each Revolving Credit Loan made by the Bank, and the date and amount of each payment of principal or interest, either on the schedule attached hereto, or on such computer, magnetic disk, tape or other such electronic data storage and retrieval system as the Bank considers adequate for such purpose, in its sole and absolute discretion. Any such record shall constitute prima facie evidence of the accuracy of the information so recorded, but no failure so to record, or any error in so recording, shall affect the obligation of the Borrower to repay any Revolving Credit Loans, with interest thereon, as provided herein or in the Credit Agreement.

      This is the Revolving Credit Note referred to in that certain Revolving Credit Agreement dated February 26, 1997 between Borrower and the Bank as previously amended and as amended and restated on the date hereof (the "Credit Agreement"), and evidences the Revolving Credit Loans made by the Bank thereunder. This Note is a substitute for the ones given by Borrower on February 26, 1997 and December 1, 1998. All capitalized terms not defined herein shall have the meanings given to them in the Credit Agreement.

      The Credit Agreement provides for the acceleration of the maturity of principal upon the occurrence of certain Events of Default, for a Default Rate of interest and for prepayments on the terms and conditions specified therein.

      Borrower waives presentment, notice of dishonor, protest and any other notice or formality with respect to this Revolving Credit Note, except as may be set forth in the Credit Agreement.

      The terms of this Revolving Credit Note may not be changed orally, but only by an instrument duly executed by Borrower and the Bank.

      This Revolving Credit Note shall be governed by, and interpreted and construed in accordance with, the laws of the State of New York.

DISC GRAPHICS, INC. By:_______________________________ Name: Donald Sinkin Title: President

SCHEDULE OF REVOLVING CREDIT LOANS

Date of Loan	Principal Amount of Loan	Principal Paid